                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

     / /    Preliminary Proxy Statement

     / /    Confidential,  For Use of the Commission  Only (as permitted by Rule
            14a-6(e)(2))

     / /    Definitive Proxy Statement

     /x/    Definitive Additional Materials

     / /    Soliciting Material Pursuant to Section 240.14a-12

                             BKF CAPITAL GROUP, INC.
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                (Name of Registrant as Specified in Its Charter)

                             STEEL PARTNERS II, L.P.
                             STEEL PARTNERS, L.L.C.
                             WARREN G. LICHTENSTEIN
                                  RONALD LABOW
                                  KURT SCHACHT
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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            0-11.

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                                      -2-

            Steel Partners II, L.P.  ("Steel") is filing materials  contained in this Schedule 14A with the Securities and Exchange Commission in connection with the  solicitation of proxies in support of the election of the nominees of Steel to the Board of Directors of BKF Capital Group,  Inc. (the  "Company") and other business proposals at the 2005 annual meeting of the stockholders of the Company scheduled to be held on June 23, 2005, or any other meeting of stockholders held
in  lieu  thereof,  and  any  adjournments,   postponements,   reschedulings  or
continuations thereof (the "Annual Meeting").

            Item 1: On June 9, 2005,  Steel issued the following  press release, including a letter to the Company's stockholders, regarding the Annual Meeting.

                                     FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

                    Media:   Sitrick And Company   Investors: Morrow & Co., Inc.
                                        New York                   John Ferguson
                                    Mike Sitrick                  (800) 654-2468
                                      Jeff Lloyd         steel.info@morrowco.com
                                  (212) 573-6100

                                     Los Angeles
                                      Terry Fahn
                                  (310) 788-2850

FOR IMMEDIATE RELEASE

                STEEL PARTNERS SAYS REAL ISSUE CONFRONTING BKF'S
            SHAREHOLDERS IS BKF'S DISMAL PERFORMANCE AND FAILURE TO
                 ALIGN COMPENSATION WITH SHAREHOLDER INTERESTS

NEW  YORK,  NY - JUNE 9,  2005 -- Steel  Partners  II,  L.P.  today  called  the last-minute  postponement of BKF Capital Group's (NYSE: BKF) 2005 Annual Meeting
a  thinly-veiled  attempt to cloud the real issues in the  election of corporate directors,  namely the Company's miserable operating  performance and failure to tie compensation with the interests of shareholders.

"While we welcome the admission by this Board into the modern world of corporate governance  through the sudden adoption of corporate  governance  measures,  the issue  of the  Company's  continuing  substandard  financial  performance  still remains of paramount concern," said Warren G. Lichtenstein,  the managing member of Steel Partners.

"The fact that the Board has once  again  attempted  to get by with as little as possible to maintain the status quo, we believe, more than ever demonstrates the need for BKF's shareholders to elect independent directors who will adopt a real plan for cutting expenses,  aligning compensation with shareholders'  interests, and eliminating related party transactions,  all with the objective of enhancing profitability," he stated.

In the  attached  letter  that is  being  sent to all  BKF  shareholders,  Steel
Partners documents how BKF's performance has been unacceptable,  compared to its peers. And yet, despite this miserable performance,  BKF continues to generously reward its senior  management and, on June 1, 2005, it granted golden parachutes to its General Counsel and Chief Financial Officer.

Commenting on the corporate  governance  changes that were suddenly announced by
BKF, Mr. Lichtenstein said, "The fact that BKF has belatedly adopted many of the proposals and positions that we advocated much earlier demonstrates that Steel's advocacy is already yielding benefits for the Company's shareholders. We believe that BKF has wasted  corporate  assets by resisting these  corporate  governance initiatives  and  then  suddenly  reversing  its  position  and  adopting  these initiatives one day before the Annual Meeting."

SHAREHOLDERS  ARE URGED TO VOTE THE GOLD  PROXY CARD FOR STEEL  PARTNERS'  THREE
INDEPENDENT  NOMINEES  AND FOR EACH OF THE BUSINESS  PROPOSALS  DESCRIBED IN ITS
PROXY STATEMENT.

SHAREHOLDERS OF BKF ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER
DOCUMENTS  RELATED TO THE SOLICITATION OF PROXIES BY STEEL PARTNERS II, L.P. AND
THE OTHER  PARTICIPANTS  IN THE  SOLICITATION  FOR USE AT BKF'S  ANNUAL  MEETING
SCHEDULED  TO BE HELD ON JUNE  23,  2005.  THE  DEFINITIVE  PROXY  STATEMENT  IS
AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE  COMMISSION'S  WEB SITE AT
WWW.SEC.GOV OR BY CALLING MORROW & CO., INC., TOLL FREE AT (800) 607-0088.

THE TEXT OF THE LETTER FROM STEEL PARTNERS TO THE BKF SHAREHOLDERS FOLLOWS:

                               A CRITICAL MESSAGE
                                       TO
                      BKF CAPITAL GROUP, INC. STOCKHOLDERS
                                      FROM
                             STEEL PARTNERS II, L.P.

 DO NOT LET BKF'S LAST MINUTE FLIP-FLOP ON CORPORATE GOVERNANCE REFORMS CONFUSE
    THE REAL ISSUE AT THE 2005 ANNUAL MEETING - BKF HAS FAILED TO ADDRESS ITS
 DISMAL OPERATING PERFORMANCE AND ALIGN COMPENSATION WITH STOCKHOLDER INTERESTS

June 9, 2005

Fellow Stockholders:

Steel  Partners II, L.P. has  previously  written to you seeking your support at the 2005  Annual  Meeting  of BKF  Capital  Group,  Inc.  We are now  writing in response to BKF's  disturbing,  last-minute  postponement  of the Annual Meeting originally  scheduled to be held on June 9, 2005. Just one day before the Annual
Meeting,  BKF  announced  that  the  Board of  Directors  had  suddenly  adopted corporate  governance  changes that it had previously  failed to address despite repeated  stockholder  demands.  The Board has postponed  the Annual  Meeting to purportedly allow  stockholders more time to consider the election of directors.
We can only  speculate as to their true  motives in delaying the Annual  Meeting and  adopting  last  minute  corporate  governance  reforms.  WOULD ANY OF THESE
CORPORATE GOVERNANCE REFORMS HAVE BEEN ADOPTED WITHOUT STEEL PARTNERS COMMENCING
ITS PROXY CONTEST?

   YOUR SUPPORT FOR OUR NOMINEES IS ESSENTIAL IN ORDER TO CONTINUE TO HOLD BKF
                           AND ITS BOARD ACCOUNTABLE.

Due to your support for our nominees and the  corporate  governance  initiatives that we are  advocating,  BKF's Board has been  dragged  kicking and  screaming, against their will, into the modern world of corporate governance reform.

BKF's Board is telling you that they are making these changes at the last minute due to some recent conversations with stockholders. If they had listened earlier to some of their largest stockholders,  including Steel Partners,  they may have been able to make significant  changes without a proxy contest.  We believe that
BKF wasted corporate assets by fighting these corporate  governance  initiatives and then suddenly  reversing its position and adopting these initiatives one day before the Annual Meeting.

The Board stated that we don't have a business  plan.  We believe the real story is they simply  don't want three  independent  directors on their board who will press them to adopt a real plan for cutting expenses, aligning compensation with stockholders'  interests,  and eliminating related party transactions,  all with the objective of enhancing  profitability.  WE BELIEVE THEY DON'T WANT ANYONE ON
THEIR  BOARD  THAT WILL MAKE THEM TOE THE LINE IN ORDER TO  ENHANCE  THE  BOTTOM
LINE.

The fact that BKF has belatedly adopted many of our proposals and positions that we advocated much earlier we believe  demonstrates  that our advocacy is already
yielding   benefits  for  BKF's   stockholders.   THERE  IS  STILL  MORE  TO  BE
ACCOMPLISHED.

   BKF'S BOARD STILL DOES NOT UNDERSTAND THAT THE MAIN ISSUES IN THIS ELECTION
   CONTEST ARE IMPROVING OPERATING PERFORMANCE AND ALIGNING COMPENSATION WITH
                             STOCKHOLDER INTERESTS!

        WHY IS BKF'S BOARD UNWILLING TO TIE COMPENSATION TO PERFORMANCE?

We believe it is clear  from the  timing of BKF's June 8  announcement  that the corporate  governance  reforms were adopted as a desperate  measure to delay the
2005  Annual  Meeting  and cloud the real  issues  in this  election.  Corporate governance reform is important, achieving consistent profitability is paramount.
BKF's June 8  announcement  does not address the company's  miserable  operating performance.  The  following  table shows  beyond  doubt that BKF's  performance compared  to its  peers  (measured  by  operating  income  and  net  income)  is unacceptable. Employee costs as a percentage of revenue are staggering. What has
BKF done in response to its  operating  performance  woes?  On June 1, 2005,  it granted golden parachutes to its General Counsel and Chief Financial Officer.

                                                                       Twelve Months Ended December 31, 2004
                                                                       -------------------------------------

                                                                        Operating                         Employee
                                                                          Income        Employee          Cost as a
                                                                           as a         Cost as a        Percentage
                                                        Operating       Percentage     Percentage of    of Operating     Return on
                                    Revenues              Income        of Revenues      Revenues          Income          Equity
                                    --------              ------        -----------      --------          ------          ------
                                          (dollars in millions)

Affiliated Managers                   $660                  $268          40.6%           36.6%            90.1%            11.7%
Group Inc.

Eaton Vance Corp.(1)                  $687                  $235          34.3%           22.3%            65.1%            33.2%

Gabelli Asset                         $255                   $99          38.8%           38.1%            98.1%            17.1%
Management Inc.

Nuveen Investments                    $506                  $255          50.4%           32.7%            64.8%            29.4%
Inc.

Waddell & Reed                        $504                  $163          34.5%           16.5%            51.0%            51.8%
Financial Inc.

BKF CAPITAL GROUP,                    $123                    $3           2.4%           76.3%         3,126.7%            (1.9)%
INC.

1 All figures for Eaton Vance Corp.  are for the twelve months ended January 31,
2005.

 ELECT DIRECTORS WHO ARE COMMITTED TO ENHANCING VALUE FOR ALL BKF STOCKHOLDERS.

Steel  Partners'  primary focus of this proxy contest is to elect  directors who are  committed  to reining in BKF's  ever-increasing  compensation  expenses  by aligning  compensation with performance and the interests of BKF's stockholders.
BKF's Board continues to ignore these issues.  By postponing the Annual Meeting, purportedly  because of its  belated  adoption of certain  corporate  governance initiatives,  which  we  believe  BKF  never  would  have  adopted  on  its  own initiative,  BKF's Board has tried to divert stockholders'  attention from these operational issues.

                                       2

Our  director  nominees  are  committed  to these  goals and to  bringing  BKF's financial  results in line with its peers.  We call upon BKF's Board to publicly commit to changing BKF's  compensation  structure so that it is aligned with the interests of BKF's  stockholders.  We believe  BKF's Board  should  publicly (1)
adopt a plan that it reasonably believes would result in BKF achieving operating income as a  percentage  of revenue  of 39.1%,  net  income as a  percentage  of revenue of 21.3% and return on equity of 28% for 2005 (which  figures  represent the  median  results of the five peer  companies  in the table  above),  and (2)
commence  a  search  for a chief  operating  officer  whose  focus  would  be on achieving these goals.

Unlike BKF's Board,  which has  flip-flopped on many of the issues raised during this proxy contest,  we have remained steadfast in our platform.  We urge you to elect our director  nominees and to vote in favor of the other  proposals on our
GOLD proxy card.  Although  BKF's  Board wants you to believe  that your vote is moot on certain of these  proposals,  it is not! Your vote will clearly state to
BKF's Board that enough is enough and that corporate  governance  reforms and an improved plan of operations must be approved and fully implemented.

      LET'S EXAMINE THE FACTS SURROUNDING THE BKF BOARD'S ACTIONS DISCLOSED
                           IN ITS JUNE 8 ANNOUNCEMENT.

ELIMINATION OF RIGHTS PLAN

For three years,  non-binding  stockholder proposals were overwhelmingly adopted by the stockholders demanding that BKF's Board redeem the poison pill. The Board ignored each and every one of these stockholder proposals. In fact, in its proxy statement  dated May 10, 2005, the BKF Board stated that "the Board of Directors believes that the Rights Plan as amended is in the best interests of the Company and its stockholders." However, on June 8, 2005, the Board announced that it had approved the full  redemption  of the rights under the Rights Plan  effective on the date on which the Annual  Meeting is held.  WHAT CHANGED  DURING THIS 28-DAY
PERIOD?  HAS THE BOARD SEEN THE LIGHT,  OR IS IT MERELY  PANDERING  FOR VOTES TO
ELECT ITS SLATE OF DIRECTOR NOMINEES?

PURPORTED SALE PROCESS

In its proxy statement dated May 10, 2005, the BKF Board opposed the stockholder proposal  that an  investment  banking  firm be  engaged to pursue a sale of the company. How curious! Nowhere in BKF's proxy statement did it state that in 2005 it had retained an investment banking firm to explore a sale of the company.  We believe this  information  should have been  disclosed in BKF's  original  proxy statement.  What did BKF do instead?  On June 8, 2005, the Board  announced that earlier  this year it had indeed  retained  Merrill  Lynch and Peter J.  Solomon
Company to explore  strategic  alternatives,  including  a possible  sale of the company.  HOW CAN BKF'S  BOARD  OPPOSE  THE  STOCKHOLDER  PROPOSAL  TO ENGAGE AN
INVESTMENT BANKING FIRM WHEN THEY HAD ALREADY DONE THAT WHICH WAS BEING ASKED OF
THEM?  IS THIS  THE  BOARD  YOU WANT TO TRUST  TO  EXPLORE  POTENTIAL  STRATEGIC
ALTERNATIVES  FOR SELLING THE COMPANY?  The Board would like you to believe that the  stockholder  proposal to retain an  investment  banking firm to explore the sale of the company is moot because of its newly revealed  actions.  We question this  conclusion.  Could it be that BKF's Board was never fully  committed  to a sale  process  since  BKF's June 8  announcement  indicates  that only a limited number of potential acquirors were contacted?

                                       3

RELATED PARTY TRANSACTIONS

We and other  stockholders have expressed serious concerns with BKF's history of related party transactions.  This pattern continues with the revelation in BKF's
June 8 announcement  that Peter J. Solomon  Company was retained  purportedly to assist in the sale of the company.  DID THE BKF BOARD BELIEVE THAT MERRILL LYNCH
WAS NOT CAPABLE OF PROPERLY  EXPLORING  THE SALE OF THE COMPANY ON ITS OWN? WHAT
SPECIAL  INSIGHT OR  CONNECTIONS  DOES PETER J.  SOLOMON  COMPANY  POSSESS  THAT
MERITED THE ENGAGEMENT OF A SECOND FIRM? HOW MUCH WILL PETER J. SOLOMON  COMPANY
BE PAID BY BKF FOR THESE  SERVICES?  AS CORPORATE  GOVERNANCE  IS A KEY ISSUE IN
THIS PROXY  CONTEST,  SHOULDN'T  THIS  ARRANGEMENT  HAVE BEEN DISCLOSED IN BKF'S
PROXY  STATEMENT?  IN FACT,  SHOULD A  RELATED  PARTY  SUCH AS PETER J.  SOLOMON
COMPANY HAVE BEEN RETAINED AT ALL?

  IS BKF'S BOARD FULLY COMMITTED TO OBTAIN THE 80% SUPERMAJORITY VOTE NECESSARY
 TO APPROVE THE PROPOSAL TO DESTAGGER THE BOARD AND ELIMINATE THE SUPERMAJORITY
                PROVISIONS FOR CERTAIN FUNDAMENTAL TRANSACTIONS?

In order for BKF's  charter to be amended to destagger  the Board and  eliminate the supermajority provisions for certain fundamental transactions, these actions must be approved by the vote of at least 80% of the outstanding shares of common stock. WHY DID BKF ALLOW ONLY APPROXIMATELY 30 DAYS TO SOLICIT VOTES IN FAVOR OF
THESE PROPOSALS? WHY HAS BKF'S BOARD NOT PUBLICLY STATED THAT THE MEMBERS OF THE
BOARD WILL VOTE THEIR SHARES IN FAVOR OF THESE  AMENDMENTS?  We question whether these  reforms  would have been  proposed by BKF's Board  without  pressure from
Steel Partners and other stockholders.

We  continue  to view  this  proxy  contest  as a means of last  resort by which stockholders can hold BKF's Board accountable for its slow, reactionary approach to corporate  governance  reform.  The facts speak for  themselves.  The Board's binding proposal to destagger the Board was only recommended  after we submitted our non-binding  proposal to destagger the Board. The Board subsequently revised its proposal so that all directors would serve one-year terms beginning with the
2006 Annual  Meeting  (instead of the 2008 Annual  Meeting) after Steel Partners pointed  out  this  deficiency.  WOULD  BKF'S  BOARD  HAVE  MADE  THIS  CRITICAL
MODIFICATION TO THE BOARD DECLASSIFICATION  PROPOSAL WITHOUT PRESSURE FROM STEEL
PARTNERS?  Your support for our nominees has proven to be extremely effective in forcing the Board to adopt important  changes for the benefit of BKF and all its stockholders.  Please help us continue this effort by signing and returning your
GOLD proxy card today.

                                   Thank you for your support,

                                   /s/ Warren Lichtenstein
                                   --------------------------------
                                   Warren Lichtenstein

                                       4

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                                    IMPORTANT

         PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY
                     IN THE POSTAGE-PAID ENVELOPE PROVIDED.

     DO NOT SIGN ANY WHITE PROXY CARD THAT YOU MAY RECEIVE FROM THE COMPANY.

           If your shares are held on your behalf by a broker or bank, please sign, date and return the GOLD proxy in the
            envelope provided and contact the person responsible for
            your account and ask them to ensure that your shares are
                             voted on the GOLD card.

   IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE
         CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (212) 754-8000

             BANKS AND BROKERAGE FIRMS, PLEASE CALL: (800) 654-2468
                   STOCKHOLDERS CALL TOLL FREE: (800) 607-0088
                         E-MAIL: STEEL.INFO@MORROWCO.COM
================================================================================